UNITED STATES
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AMAG PHARMACEUTICALS, INC.

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MSMB CAPITAL MANAGEMENT LLC
IRONMAN ACQUISITION, LP
IRONMAN ACQUISITION GP, LLC

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MSMB CAPITAL MANAGEMENT LLC
330 MADISON AVENUE
NEW YORK, NY 10017

October 7, 2011

The Board of Directors
AMAG Pharmaceuticals, Inc.
100 Hayden Avenue
Lexington, Massachusetts 02421

Ladies and Gentlemen:

MSMB Capital Management beneficially owns approximately 5.85% of the outstanding shares of AMAG's common stock, intends to acquire more shares and will vote every share it owns against the ill-conceived merger of AMAG and Allos Therapeutics, Inc. (“Allos”).   We are also urging our follow stockholders to vote AGAINST the merger with Allos.

We have come to our conclusion regarding the merger after reviewing the proposed valuation of Allos and the stated merits of the transaction.  We urge The Board of Directors of AMAG as well as our fellow stockholders to read the article entitled "Amag-Allos: Worst Bio-Merger in History", by Adam Feuerstein, published on TheStreet.com on July 20, 2011, as well as the Citigroup Investment Research Report entitled "AMAG: The Difference Between Fiction and Reality? Fiction has to Make Sense", published on October 4, 2011.  Both of these reports further demonstrates the skepticism that surrounds this proposed merger and the reasons that it is bad for AMAG and its stockholders.

In its filings with the Securities and Exchange Commission, AMAG contends that Folotyn is under patent protection until 2026.  However, Folotyn's orphan status expires in 2016 and we believe that it is unlikely that Folotyn’s 6,028,071 and 7,622,470 patents will adequately protect it from generic competition.  Folotyn’s 6,028,071 and 7,622,470 patents are "method of use" patents and are widely considered to be less robust than "composition of matter” patents. Folotyn is currently protected by orphan status because its composition of matter patent previously expired.  The Folotyn "method of use" patent is based on the novelty of using an antifolate to treat cancer and that concept is of questionable inventive ingenuity. Scientists, oncologists and pharmaceutical manufacturers have long known that antifolates are generally potent anticancer compounds, and pralatrexate (Folotyn) is a traditional antifolate. Accordingly, seasoned pharmaceutical investors believe that relying on a “method of use” patent is risky because many of such patents do not withstand legal challenge.

Although AMAG and Allos claim that the combined entity may break-even in 2013 and generate full-year profits in 2014, AMAG stockholders may only benefit from Folotyn's orphan status (and enhanced cash flows) for a period as short as three years before Folotyn generics enter the market.  We believe that due to this patent risk, it is inappropriate and unacceptable to pay the Allos stockholders 39% of the stock of AMAG.  Unlike Folotyn, Feraheme, AMAG’s  key product, has long-term patent protection that includes barriers to manufacturing and characterization.  Due to the poorly-conceived merger with Allos and other missteps described herein, we believe that all stockholders should vote against the merger and that AMAG’s board of directors and management team must be disarmed and replaced with competent leadership that will act in the interests of AMAG’s stockholders.

The Board of Directors
AMAG Pharmaceuticals, Inc.
October 7, 2011

The key decision makers at AMAG are unable to create stockholder wealth and have a history of destroying stockholder value. Mr. Narachi, the Chairman of the Board of AMAG, is also the Chief Executive Officer of Orexigen Therapeutics, Inc. and through this role has presided over the approximately 74% year-to-date decline in Orexigen’s stock price.  Dr. Pereira has been the Chief Executive Officer of AMAG during its staggering 80% peak-to-date decline in stock price. We are disappointed that stockholders have permitted these two men to be the key decision makers for these companies and is shocked that Mr. Narachi and Dr. Pereira believe they are qualified to lead AMAG.  The combination of these men is a toxic cocktail of mismanagement that must be removed or diluted before AMAG loses all of its remaining value.  Indeed, AMAG’s common stock is, as of today, trading close to cash value, an ominous view by the market of AMAG's future under current management.

We are also concerned that the Board of Directors of AMAG has demonstrated repeated faith in Dr. Pereira and his management despite the fact that in October 2010 AMAG was forced to terminate 24% of its employees.  Even more surprising was the fact that the Compensation Committee of AMAG granted Dr. Pereira a $100,000 increase in his base salary in 2010 and amended his employment agreement to provide for a significantly larger change of control payment despite the Compensation Committee stating in the AMAG's Annual Proxy that the Company’s management was “well short” of meeting the performance goals set by the Board of Directors.

Most troubling to us is the fact that neither Dr. Pereira nor Mr. Narachi own a significant stake in the stockholder's company.  Dr. Pereira has "gotten rich" on the AMAG stock that he sold at the height of the market and the salary that he received while destroying AMAG's trading value. According to AMAG's proxy, he currently owns 357,864 shares, of which 352,864 shares are in the form of options.  Therefore, Dr. Pereira basically owns 5,000 shares of the stockholder's company.  A CEO who is aligned with his stockholders should own more than .02% of a company.  Further compounding the problem is that Dr. Narachi has 40,984 options and Restricted Stock Units, but owns 0 shares of AMAG stock.  However, in 2010 AMAG and its stockholders paid Mr. Narachi $67,500 and assorted stock and option awards.

We believe that it is fundamentally wrong for the Chief Executive Officer and Chairman of the Board to own a fraction of one percent of AMAG in the aggregate.  We also believe that it is inappropriate to empower such people to overpay the Allos stockholders for a declining drug and supervise the loss of approximately 80% of stockholder value over the past four years.

The Board of Directors
AMAG Pharmaceuticals, Inc.
October 7, 2011

On August 1 and 2, 2011, we attempted to contact Dr. Pereira and AMAG in advance of submitting our offer.  Furthermore, on August 3, 2011, after submitting our offer, we and our representatives attempted to reach contact Dr. Pereira as well as AMAG's financial and legal advisors in order to discuss our proposed offer.  However, Dr. Pereira and AMAG's financial and legal advisors ignored or rebuffed our overtures.  Notwithstanding our and our advisors’ efforts, AMAG’s board of directors and its advisors granted us a total of 0 minutes to explain our source of financing, to discern our level of interest in AMAG or to investigate our ability to raise our bid should we and our representatives be granted a limited due diligence period and other customary provisions. We view AMAG’s board of directors and its advisors as reckless in this regard. Unfortunately, these actions are not surprising considering the destruction of stockholder value that has occurred at companies managed by Mr. Narachi and Dr. Pereira.

We are committed to completing our proposed $18 per share all cash transaction and accordingly are encouraging all of AMAG’s stockholders to vote AGAINST the Allos merger. We urge the Board of Directors of AMAG to acknowledge the obvious flaws in the proposed merger with Allos and to proceed in a manner that is in the interests of the stockholders of AMAG.

Sincerely,

/s/ Martin Shkreli

Martin Shkreli

THIS FILING IS NOT A CONSENT STATEMENT OR A PROXY STATEMENT, NOR IS IT A SOLICITATION OF ANY CONSENT OR PROXY. ANY SUCH SOLICITATION WILL BE MADE ONLY BY A WRITTEN DEFINITIVE CONSENT STATEMENT OR BY A WRITTEN DEFINITIVE PROXY SOLICITATION STATEMENT DULY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. PLEASE READ THE PRELIMINARY CONSENT STATEMENT AND THE PRELIMINARY PROXY STATEMENT FILED WITH THE SEC CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE IDENTITY OF THE PARTICIPANTS, INCLUDING, BUT NOT LIMITED TO, MSMB CAPITAL MANAGEMENT, IRONMAN ACQUISITION, LP AND IRONMAN ACQUISITION GP, LLC, THE NOMINEES THAT THEY ARE PROPOSING TO BE ELECTED TO SERVE ON AMAG’S BOARD OF DIRECTORS, THE PROPOSALS THEY WILL BE ASKING THE STOCKHOLDERS TO VOTE AGAINST AND THEIR RESPECTIVE HOLDINGS (SECURITIES OR OTHERWISE, DIRECT OR INDIRECT) IN AMAG. YOU MAY OBTAIN A FREE COPY OF THE PRELIMINARY CONSENT STATEMENT AND THE PRELIMINARY PROXY STATEMENT AND, WHEN AVAILABLE, THE DEFINITIVE CONSENT STATEMENT AND THE DEFINITIVE PROXY STATEMENT, AT THE SEC’S WEB SITE AT http://www.sec.gov/. A FREE COPY OF THE PRELIMINARY CONSENT STATEMENT AND THE PRELIMINARY PROXY STATEMENT AND, WHEN AVAILABLE, THE DEFINITIVE CONSENT STATEMENT AND THE DEFINITIVE PROXY STATEMENT, MAY BE OBTAINED FROM INNISFREE M&A INCORPORATED, 501 MADISON AVENUE 20TH FLOOR, NEW YORK, NY 10022, TOLL FREE TELEPHONE NUMBER: (877) 717-3929.

Certain Information Regarding Forward-Looking Statements

This filing may contain forward-looking statements. Forward-looking statements may be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” or “continue” and variations or similar expressions. These statements are based upon the current expectations and beliefs of MSMB and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Readers are cautioned not to place undue reliance on any of these forward-looking statements. MSMB undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes except as required by securities laws. You are advised, however, to consult any further disclosures we make on related subjects in our filings with the SEC.

About MSMB Capital

MSMB Capital is an investment firm focused on global healthcare and biotechnology opportunities and long-term investments. MSMB identifies and pursues investments in both the private and public markets. MSMB identifies investment opportunities and seeks to maximize value and create opportunities.

MSMB Capital Management LLC
Kevin Mulleady, 212-983-0069
Chief Executive Officer

Innisfree M&A Incorporated
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